EXHIBIT 5.1
August 1, 2006
webMethods, Inc.
3877 Fairfax Ridge Road, South Tower
Fairfax, Virginia 22030
RE: webMethods, Inc. Restated Employee Stock Purchase Plan and Restated Stock Option Plan, as amended
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 8,520,515 shares (the “Shares”) of the Common Stock, $0.01 par value (the “Common Stock”), of webMethods, Inc. (the “Company”), 3,750,000 of which will be issuable from time to time under the webMethods, Inc. Restated Employee Stock Purchase Plan (the “ESPP”) and 4,770,515 of which will be issuable from time to time under the webMethods Amended and Restated Stock Option Plan, as amended (together with the ESPP, the “Plans”)
     As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.
     Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the respective Plans, will be validly issued, fully paid and nonassessable shares of Common Stock.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP